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                                                                    Exhibit 23.2

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:  Boston Edison Company
     Registration on
     Form S-3.



We are aware that our reports dated May 15, 2000, August 11, 2000 and November 13, 2000 on our reviews of the condensed interim financial information of Boston Edison Company (Boston Edison) as of and for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000, respectively, and included in Boston Edison Company's quarterly reports on Form 10-Q for the quarters then ended, are incorporated by reference in this registration statement dated February 20, 2001. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



PricewaterhouseCoopers LLP
Boston, Massachusetts
February 20, 2001